Exhibit 10.2

ACCESS AGREEMENT

This Access Agreement (“Agreement”) is made effective as of March 1, 2009 by and between ResMed Inc., a Delaware corporation (the “Company”), and                          (“Indemnitee”).

RECITALS

WHEREAS, the Company’s Board of Directors has determined that it is appropriate, in order to attract and retain qualified individuals to serve as directors or in other capacities to provide adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities.

WHEREAS, Indemnitee and the Company have previously entered into an Indemnification Agreement (the “Indemnification Agreement”) effective as of March 1, 2009, setting forth certain rights and obligations regarding the Company providing indemnity and advancing expenses in connection with certain “Proceedings” as that term is defined in the Indemnification Agreement;

WHEREAS, Indemnitee does not regard the protection available under the Company’s By-laws and insurance as adequate in the present circumstances, and may not be willing to serve as a director without additional rights to access to corporate documents in the event of a Proceeding, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be granted such access; and

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions.

As used in this agreement,

a)	“Board Documents” means:

i)	all material circulated to Indemnitee during Indemnitee’s service as a board member, whether in documentary form or some other form including without limitation board papers, submissions, minutes, memoranda, legal opinions, financial statements, subcommittee papers and copies of other material made available to Indemnitee; and

ii)	any other documents which are referred to in any of that material.

b)	the term “Proceeding” will have the same meaning defined in Section 2(h) of the Indemnity Agreement.

Section 2. Access to Board Documents.

a)	The Company must, following a request by Indemnitee at any time during the duration of this Agreement:

i)	give Indemnitee (or a person nominated in writing by Indemnitee) access to inspect the Board Documents in Company’s possession or control at the Company’s registered office (or such other place agreed to by the Company and Indemnitee); and

ii)	provide Indemnitee with one copy of any Board Documents in Company’s possession or control requested by Indemnitee at no cost to Indemnitee whether or not a copy has been previously delivered to Indemnitee.

b)	The request made under section 2(a) must:

i)	be in writing; and

ii)	state the Board Documents or class of Board Documents to which access is requested, or of which copies are requested, including the dates (if possible) of those Board Documents.

Section 3. Confidentiality and Privilege.

a)	Indemnitee must not disclose any confidential information contained in the Board Documents to third parties unless:

i)	the Company has given its prior written consent;

ii)	Indemnitee is required to do so by law;

iii)	the disclosure is made for the purpose of obtaining professional advice and Indemnitee uses his best efforts to ensure all matters disclosed are kept confidential; or

iv)	the disclosure is made for the purpose of defending, appealing, commencing or settling Proceedings or the threat of Proceedings and Indemnitee uses his best efforts to ensure all matters disclosed are kept confidential.

b)	Where Indemnitee is entitled to disclose confidential information under Section 3(a) and the Board Documents include any information to which the attorney-client or other professional privilege attaches, Indemnitee must use his best efforts not to waive the privilege.

Section 4. Proceedings.

Indemnitee’s right to inspect, copy and use the Board Documents shall not be affected by reason of Proceedings against Indemnitee, even if the proceedings are brought or contemplated by or on behalf of the Company.

Section 5. Use of Board Documents.

Indemnitee must not use the Board Documents in a manner contrary to the interests of Company, except in the circumstances described in Section 4 (to the extent that use in such circumstances is not in breach of Indemnitee’s duties to Company at the time of such use).

Section 6. Copies of Insurance Policies.

At the request of Indemnitee, the Company must provide the Indemnitee, at Company’s expense, with a copy of:

a)	the policy of insurance; and

b)	the certificate of insurance,

in respect of any Directors & Officers’ or other liability insurance agreement maintained at the time of the request, or maintained at such other times as Indemnitee may reasonably request, except where such disclosure would involve a breach of the terms and conditions of the policy.

Section 7. Maintenance of Documents.

Nothing in this agreement obligates the Company to maintain or preserve Board Documents, documents related to insurance policies, or any other documents beyond such time as Company deems it appropriate, in its sole discretion.

Section 8. Duration of Agreement.

This Agreement will continue until and terminate upon the later of:

a)	ten (10) years after the date that Indemnitee will have ceased to serve as a director, officer, employee, or agent of the Company, or at the request of the Company, as a director, officer, employee, agent, or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or

b)	one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement relating thereto.

This Agreement will be binding upon the Company and its successors and assigns and will inure to the benefit of Indemnitee and his heirs, executors and administrators.

Section 9. Severability.

If any provision or provisions of this Agreement will be held to be invalid, illegal or unenforceable for any reason whatsoever:

a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and will remain enforceable to the fullest extent permitted by law;

b)	such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and

c)	to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.

Section 10. Enforcement.

a)	The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director of the Company.

b)	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation of the Company, the By-laws of the Company and applicable law, and will not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Section 11. Modification and Waiver.

No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provisions of this Agreement nor will any waiver constitute a continuing waiver.

Section 12. Notices.

All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication will have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication will have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

a)	If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee will provide to the Company.

b)	If to the Company to:

ResMed Inc.
9001 Spectrum Center Blvd.
San Diego, CA 92123
Attn: General Counsel

or to any other address as may have been furnished to Indemnitee by the Company.

Section 13. Applicable Law and Consent to Jurisdiction.

This Agreement and the legal relations among the parties will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement will be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint irrevocably, to the extent such party is not otherwise subject to service of process in the State of Delaware, Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808 as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 14. Identical Counterparts.

This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together will constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 15. Miscellaneous.

Use of the masculine pronoun will be deemed to include usage of the feminine pronoun where appropriate. The headings of this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

RESMED INC.	INDEMNITEE

By:	By:
Name:	Name:
Office:	Address:

and

By:
Name:
Office: